EXECUTIVE EMPLOYMENT AGREEMENT

Employment Agreement, dated as of April 20, 2009 (this “Agreement”), by and between KEITH G. LARSEN (the “Executive”), and U.S. ENERGY CORP., a Wyoming corporation (the “Company” or “USE”).

R E C I T A L S:

The Company deems it desirable and prudent to enter into an employment agreement with the Executive in order to assure itself of the ongoing services of the Executive in the future, which services are deemed to be integral to the success of the Company.  The Executive desires to be employed by the Company, upon the terms and provisions, and subject to the conditions, set forth in this Agreement;

The Company and the Executive previously entered into an “Executive Severance and Non-Compete Agreement”, a copy of which is attached hereto as Schedule B, providing for the payment of certain amounts to the Executive (i) upon a termination of his employment within a 3 year period following a change in control of the Company, except in the case of a termination by the Company for cause, or by the Executive without good reason (each as defined therein), and (ii) as consideration for the promise of the Executive not to compete with the Company.

The Company has previously adopted an Executive Officer Retirement Plan, a copy of which is attached hereto as Schedule C, which provides for the payment of certain retirement benefits to the Executive upon his continued employment with the Company until he reaches the  age 60 and serves for a minimum of 15 years  as CEO, Chairman or President.

It is intended by the parties that this Executive Employment Agreement shall supplement, and shall not supersede, such Executive Severance and Non-Compete Agreement and Executive Officer Retirement Plan, and the terms of this Executive Employment Agreement shall be interpreted accordingly.  Notwithstanding anything contained herein, in the event that any provision of this Employment Agreement directly conflicts with the terms of the Executive Severance and Non-Compete Agreement, the terms of the Executive Severance and Non-Compete Agreement shall apply.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Employment; Term

The Company shall employ the Executive, and the Executive shall accept employment by the Company, upon the terms and provisions, and subject to the conditions, of this Agreement. The term of the Executive’s employment hereunder shall commence on and as of the date hereof (the “Employment Date”) and terminate on the third (3rd) anniversary of the Employment Date.  However, this Agreement shall automatically renew on the same terms and conditions for succeeding three (3) year periods if the Executive is still employed as CEO, Chairman, unless (i) either the Executive or the Company provides written notice to the other at least ninety (90) days prior to the expiration of this Agreement of the intention not to renew this Agreement, or (ii) the Agreement has been amended by mutual agreement of the parties (the “Employment Term”).

2.           Position and Duties

The Company shall employ the Executive as its Chief Executive Officer. The Executive shall be subject to the ultimate authority of the Board of Directors of the Company. The Executive shall have the duties set forth in the Position Description, attached hereto and incorporated herein by reference as Schedule D, and such additional responsibilities or duties with respect to the Company and its subsidiaries, and their respective operations, as may be determined and assigned to the Executive by the Board of Directors of the Company.

The Executive owes absolute loyalty to the Company on all business opportunities he may become aware of.  During the Employment Term, the Executive shall not, without the advance written consent of the Board, provide services to or be employed by any other person, firm, or business, regardless of its form of organization, it being the intent of the parties that the Executive shall devote all of his working time, attention and energy to the business and affairs of the Company.

The Executive agrees to vote all shares of the Company’s stock he owns in the affirmative of all proposals put forth by the Board of Directors to the shareholders of the Company during the Term of this Agreement.

3.           Base Salary

During the Employment Term, the Compensation Committee shall review the  Executive’s base salary on an annual basis and make any recommended changes to the full board of directors. The initial Base Salary and any subsequent changes shall be reflected on a Schedule attached to and incorporated herein by reference.  The Base Salary shall be payable in accordance with the normal payroll practices of the Company; provided, however, that such payments shall be subject to withholding for applicable taxes and any other amounts generally withheld from compensation paid to salaried senior executives of the Company.

In addition to the Base Salary, the Executive will continue to be eligible to participate in the following established Programs and Plans in accordance with their terms as they have been or may be amended from time to time,:

1.	The June 1, 1989 U.S. Energy Corp. Employee Stock Ownership Plan (“ESOP”)

2.	The November 15, 2001 U.S. Energy Corp. Incentive Stock Option Plan (“ISOP”).

3.	The December 7, 2001 U.S. Energy Corp. Stock Compensation Plan, (“Stock Compensation Plan”).

4.	Annual Christmas Bonuses as granted by the Executive Committee of the Company. Any Christmas Bonus paid to the Executive will be calculated on the same basis as all Company employees.

5.	Any additional compensation plans adopted by the Board of Directors and or the Company’s shareholders for the benefit of all the Company’s employees.

4.  Performance Compensation Plan

Following the end of each fiscal year of the Company during the Employment Term, the Executive may be eligible to receive a fiscal year end bonus in an amount not exceeding 100% of the Executive’s Base Salary (the “Performance Bonus”).  Criteria for determining the bonus amount will be linked to the achievement of the annual operating plan and budget, as outlined in the Performance Compensation Plan and as approved by the Board of Directors. See Exhibit A.  Upon each anniversary of this contract, the Compensation Committee will make recommendations to the full board and the Executive as to a new matrix for bonus compensation no later than April 15th of each year.

The Performance Bonus, if earned, shall be paid by the Company to the Executive within thirty (30) days following the filing of the audited financial statements of the Company for the prior fiscal year in its annual Form 10K.

4.           Business Expenses

The Company shall reimburse the Executive for all necessary and reasonable expenses incurred or paid by the Executive during the Employment Term in connection with the performance of the Executive’s duties and obligations to the Company, subject to providing the proper documentation of such expenses.  The Company will reimburse the Executive for the use of his personal vehicle at the established Company rates but will not provide Executive with a Company owned vehicle.

5.           Benefits - Indemnification

During the Employment Term, the Executive will be eligible to (subject to applicable eligibility requirements) participate in such insurance and life, health, medical and disability benefits as are made available to the senior executives of the Company pursuant to such plans as are from time to time maintained by the Company.

The Company shall provide health insurance coverage to the Executive and his spouse, or shall reimburse the Executive for such health insurance coverage from and after the Executive’s attainment of age 60, until the Executive becomes eligible for

Medicare benefits. This obligation will continue despite any termination of the Executive’s employment with the Company, unless such termination is for cause as defined in paragraph 12(b), and shall in all cases be limited to the amount paid by the Company for its executives as determined from time to time.  In the event that the Executive becomes eligible for health insurance from another source, the obligation of the Company hereunder shall cease.

The Company shall indemnify and hold Executive harmless to the maximum extent permitted by law and by the bylaws of the Company, and shall purchase indemnity insurance, including directors’ and officers’ liability insurance, if available, to protect the Executive from and against any and all claims, damages, judgments, settlements, reasonable attorneys fees, and other expenses reasonably incurred by the Executive in connection with any proceeding arising out of or in connection with the Executive’s employment by the Company.

6.           Vacation

During each full year of the Employment Term, the Executive shall be entitled to the number of days of vacation as outlined in the U.S. Energy Employee Handbook.  The Executive shall take vacation at such time or times as the Executive desires based upon the then current business needs and activities of the Company.  The Executive is however required to take five consecutive days of vacation during each twelve month period of the Employment Contract to satisfy the controls established pursuant to Sarbanes Oxley.

7.           Covenant Not to Solicit

The Executive shall not, during the Employment Term and the three (3) year period following the end of the Employment Term (the “Restriction Period”), directly or indirectly solicit, entice, persuade, induce or cause any employee, officer, manager, director, consultant, agent or independent contractor of the Company to terminate his, her or its employment, consultancy or other engagement by the Company to become employed by or engaged by any individual, entity, corporation, partnership, association, or other organization (collectively, “Person”) other than the Company, or approach any such employee, officer, manager, director, consultant, agent or independent contractor for any of the foregoing purposes, or authorize or assist in the taking of any of such actions by any Person.

The Executive shall not, during the Restriction Period, directly or indirectly, solicit, entice, persuade, induce or cause (i) any Person who is a customer of the Company at any time during the Restriction Period; or (ii) any lessee, vendor or supplier to, or any other Person who had or has a business relationship with, the Company at any time during the Restriction Period (the Persons referred to in items (i) and (ii) above, collectively, the “Prohibited Persons”) to enter into a business relationship with any other Person for the same or similar services, activities or goods that any such Prohibited Person purchased from, was engaged in or provided to, the Company or to reduce or terminate such Prohibited Person’s business relationship with the Company; and the

Executive shall not, directly or indirectly, approach any such Prohibited Person for any such purpose, or authorize or assist in the taking of any of such actions by any Person.

For purposes of this Section 7, the terms “employee”, “consultant”, “agent”, and “independent contractor” shall include any Persons with such status at any time during the one (1) month preceding any solicitation in question.

8.           Non-Compete

Except as otherwise provided in this Agreement, during the Employment Term and during the Restriction Period, the Executive shall not directly or indirectly, alone or in association with any other Person, manage, operate, join, control, be employed by, or participate in the partnership, management, operation or control of, or be connected in any manner with, including but not limited to as a director, officer, partner, member, lender, vendor, consultant, employee, advisor, agent, independent contractor or a controlling  shareholder of an entity that engages in the exploration or development activities for oil and gas, molybdenum or renewable resource development (the “Business”).  For purposes of this Section 8, the Executive covenants not to compete with the Company in its established or anticipated businesses.  To remedy the competition provision of this contract the Executive must bring in writing any prospective opportunities he learns of and desires to participate in to the Board of Directors and make such opportunity available to the Company.  In the event that the Company advises the Executive in writing that it has no interest in the prospect, or business opportunity the Executive is free to move forward however he chooses.  Such written notice will not be unreasonably withheld.

9.           Protection of Confidential Information

The Executive acknowledges that prior to the date hereof the Executive has had access to, and during the course of the Executive’s employment hereunder will have access to, significant Confidential Information (as hereinafter defined). During the Restriction Period, (i) the Executive shall maintain all Confidential Information in strict confidence and shall not disclose any Confidential Information to any other Person, except as necessary in connection with the performance of the Executive’s duties and obligations under this Agreement, and (ii) the Executive shall not use any Confidential Information for any purpose whatsoever except in connection with the performance of the Executive’s duties and obligations under this Agreement.

“Confidential Information” shall mean any and all information pertaining to the Company and the Business, whether such information is in written form or communicated orally, visually or otherwise, that is proprietary, non-public or relates to any trade secret, including, but not limited to, customer data, sales and marketing information, business and marketing strategies, loan data, loan and deposit account information, files, business secrets, computer programs or files, and business techniques. Notwithstanding the foregoing, “Confidential Information” shall not include information that (i) is or becomes generally available to, or known by, the public through no fault of the Executive, or (ii) is independently acquired or developed by the Executive outside the scope of his employment.

10.           Certain Additional Agreements

The Executive agrees that it is a legitimate interest of the Company and reasonable and necessary for the protection of the goodwill and business of the Company, which are valuable to the Company, that the Executive make the covenants contained in Sections 7, 8 and 9 of this Agreement.

The parties acknowledge that (i) the type and periods of restriction imposed in the provisions of Sections 7, 8 and 9 of this Agreement are fair and reasonable and are reasonably required to protect and maintain the proprietary and other legitimate business interests of the Company, as well as the goodwill associated with the Business conducted by the Company, (ii) the Business conducted by the Company extends throughout the Restricted Territory, and (iii) the time, scope, geographic area and other provisions of Sections 7, 8 and 9 of this Agreement have been specifically negotiated by sophisticated commercial parties represented by experienced legal counsel.

In the event that any covenant contained in this Agreement, including, without limitation, any covenant contained in Sections 7, 8 and 9 of this Agreement shall be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, (i) such covenant shall be interpreted to extend over the maximum period of time for which it may be legal, valid and enforceable, as applicable, and/or over the maximum geographical area as to which it may be legal, valid and enforceable, as applicable, and/or to the maximum extent in all other respects as to which it may be legal, valid and enforceable, as applicable, all as determined by such court making such determination, and (ii) in its reduced form, such covenant shall then be legal, valid and enforceable, as applicable, but such reduced form of covenant shall only apply with respect to the operation of such covenant in the particular jurisdiction in or for which such adjudication is made. It is the intention of the parties that such covenants shall be enforceable to the maximum extent permitted by applicable law.

It is acknowledged and agreed that the covenants contained in Sections 7, 8 and 9 of this Agreement are in additional to, and do not supersede, the covenants contained in the “Executive Severance and Non-Compete Agreement” previously entered into by and between the parties.

11.           Specific Performance

The Executive acknowledges that any breach or threatened breach of the covenants contained in Sections 7, 8, 9 and 10 of this Agreement will cause the Company material and irreparable damage, the exact amount of which will be difficult to ascertain and that the remedies at law for any such breach or threatened breach will be inadequate. Accordingly, the Executive agrees that the Company shall, in addition to all other available rights and remedies (including, but not limited to, seeking such damages as it can show it has sustained by reason of such breach), be entitled to specific performance and injunctive relief in respect of any breach or threatened breach of any of Sections 7, 8, 9 and 10 of this Agreement, without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law or irreparable harm.

12.           Termination

(a)           Except as set forth in Section 12(b), in the event of the termination of the Executive’s employment during the Employment Term the Executive shall be entitled to receive, and the Company shall pay the Executive (i) the Base Salary owing to the Executive hereunder through the date of termination, (ii) accrued vacation, and (iii) any business expenses which were properly reimbursable to the Executive pursuant to Section 4 hereof through the date of termination. Such amounts shall be paid to the Executive in a lump-sum not later than seventy-five (75) days after the date of termination.  The Executive shall be entitled to no further payment upon such termination with the exception of the health insurance benefit described in paragraph 5.

(b)           In the event of the termination of the Executive’s employment during the Employment Term (i) by the Company without Cause (as defined below) or (ii) by the Executive for Good Reason (as defined below), and contingent upon Executive first executing the Separation Agreement that is attached hereto as Exhibit E and that Separation Agreement becoming fully effective pursuant to its terms, then the Executive shall be entitled to receive, and the Company shall pay the Executive, in addition to the amounts described in 12(a) above, (i) severance equal to the Executive’s annual Base Salary at the date of termination multiplied by three (3), and (ii) cash equal to the excess of the Market Value of securities underlying the vested options held by the Executive immediately prior to termination, less the exercise price of such options, multiplied by the number of shares underlying the corresponding options.  Such amounts shall be paid to the Executive in a lump-sum not later than seventy-five (75) days after the date of termination, and shall be reduced by any amounts payable to the Executive under paragraphs 2(a), (b) and (d) of the Executive Severance and Non-Compete Agreement.

For purposes of this Agreement, “Cause” shall mean:

(i) failure to accomplish the goals established in the Company’s operating plans as determined by the Board  of Directors;(ii)  that the Executive shall have committed an intentional act of fraud, embezzlement or theft in connection with his duties with, or in the course of his employment with, the Company, or been convicted of a felony or other crime involving moral turpitude;

(iii) intentional wrongful damage to or misappropriation of property of the Company;

(iv) an intentional or grossly negligent refusal or failure to perform Executive’s duties, or to carry out the reasonable directions of the Company’s Board of Directors (other than on account of illness or other physical or mental disability), which refusal or failure is not remedied within the 10 calendar days after receipt by the Executive of written notice from the Company thereof, or insubordination;

(v) a material breach of any of the provisions of this Agreement applicable to Executive, which breach is not remedied within the 10 calendar days after receipt by the Executive of written notice from the Company of such breach; and in any case any such act or failure to act shall be determined by the Board of Directors of the Company to have been materially harmful to the Company. For purposes of this Agreement, no act, or failure to act, on the part of the Executive shall be deemed “intentional” unless done, or omitted to be done, by the Executive not in good faith and without a reasonable belief that his action or omission was in the best interests of the Company, as determined by the Board of Directors of the Company in its sole but reasonable discretion; or

For purposes of this Agreement, “Good Reason” shall mean a termination occurring within one hundred and twenty (120) days after the occurrence of any of the following events:
(i) a significant and material adverse change in the nature or scope of Employee’s duties and responsibilities or other working conditions with Company including job classification change from that of an Executive,

(ii) a failure by the Company to make timely payment to the Employee of any amounts to which he is entitled hereunder or to otherwise provide Employee with any of the benefits to which he is entitled hereunder on the terms provided herein or any other breach of the covenants contained herein, any of which is not remedied within 10 calendar days after receipt by the Company of written notice from the Employee of Employee’s objection to such change, failure, reduction or breach, as the case may be; or

 (iii) the liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of a significant amount of the business and/or assets of the Company to another party, unless the successor or successors (by liquidation, dissolution, merger, consolidation, reorganization or otherwise) or other transferee or transferees to which all or substantially all of such business and/or assets have been transferred (directly or by operation of law) shall have assumed all duties and obligations of the Company to Employee hereunder by an instrument in writing reasonably satisfactory in form and in substance to the Employee.

(c)           Notwithstanding the foregoing, if the Executive is a “specified employee” (within the meaning of Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended) and if Section 409A is applicable to any amounts payable hereunder, all such amounts that would have been paid to the Executive under this Section 12 during the 6 month period following the termination of his employment shall instead be paid in a lump sum on the first day of the 7th month after the month of such termination of employment.

(d)           The amounts payable to the Executive under this paragraph 12 shall be in addition to and not in lieu of any benefit payable to the Executive pursuant to the Company’s Executive Officer Retirement Plan.

(e)           In the event that the Executive dies while employed as CEO or Chairman and this Agreement has not been terminated, the benefits under Section 12(b) will inure to the benefit of the Executive’s designated beneficiary or his estate.

13.           Annual Medical Examination   Executive agrees to make himself available for an annual physical examination at a location to be selected by the Board of Directors and at the expense of the Company and that such medical examination will be completed no later than April 30th of each year.

14.           Miscellaneous

All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows:  (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested, four (4) business days after being mailed, (iii) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (iv) if delivered by facsimile transmission or email, on the business day of such delivery if sent by 5:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party’s facsimile machine). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 14), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable:

If to the Company, to:

U.S. Energy Corp.
Attn: Robert Scott Lorimer, CFO
877 North 8th West
Riverton, WY 82501
(307) 856-9271
scott@usnrg.com

with a copy to:

Stephen P. Rickles, Esq.
Berenbaum, Weinshienk & Eason, P.C.
370 17th Street, Suite 4800
Denver, CO 80202
(303) 592-8308
srickles@bw-legal.com

If to the Executive, to:

Keith Larsen
877 North 8th West
Riverton, WY  82501

15.           Amendment

This Agreement may not be modified, amended, altered or supplemented, except by a written agreement executed by each of the parties hereto.

16.           Entire Agreement

This Agreement contains the entire understanding and agreement of the parties relating to the subject matter hereof and, except as otherwise stated herein, supersedes all prior and/or contemporaneous understandings and agreements of any kind and nature (whether written or oral) among the parties with respect to such subject matter, all of which are merged herein.

17.           Waiver

Any waiver by a party hereto of any breach of or failure to comply with any provision or condition of this Agreement by any other party hereto shall not be construed as, or constitute, a continuing waiver of such provision or condition, or a waiver of any other breach of, or failure to comply with, any other provision or condition of this Agreement, any such waiver to be limited to the specific matter and instance for which it is given. No waiver of any such breach or failure or of any provision or condition of this Agreement shall be effective unless in a written instrument signed by the party granting the waiver and delivered to the other party hereto in the manner provided for hereunder in Section 14. No failure or delay by any party to enforce or exercise its rights hereunder shall be deemed a waiver hereof, nor shall any single or partial exercise of any such right or any abandonment or discontinuance of steps to enforce such rights, preclude any other or further exercise thereof or the exercise of any other right.

18.           Governing Law; Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming applicable to agreements made and to be performed in that state, without regard to any of its principles of conflicts of laws or other laws that would result in the application of the laws of another jurisdiction.

Each of the parties unconditionally and irrevocably consents to the exclusive jurisdiction of the courts of the State of Wyoming and the federal district court for the District of Wyoming with respect to any suit, action or proceeding arising out of or relating to this Agreement, and each of the parties hereby unconditionally and irrevocably waives any objection to venue in any such court or to assert that any such court is an inconvenient forum, and agrees that service of any summons, complaint, notice or other process relating to such suit, action or other proceeding may be effected in the manner provided in Section 14 hereof. Each of the parties hereby unconditionally and irrevocably waives the right to a trial by jury in any such action, suit or other proceeding

19.           Binding Effect, No Assignment, etc

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, estate, successors and permitted assigns. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party, and any attempt to do so shall be void and of no force and effect, except (i) assignments and transfers by operation of law and (ii) that the Company may assign any or all of its respective rights, interests and obligations hereunder to any purchaser of a majority of the issued and outstanding capital stock of the Company or a substantial part of the assets of the Company.

20.           Third Parties

Nothing herein is intended or shall be construed to confer upon or give to any Person, other than the parties hereto (or persons set forth in Section 14), any rights, privileges or remedies under or by reason of this Agreement.

21.           Headings

The section headings contained in this Agreement  are inserted for reference purposes only and shall not affect in any way the meaning, construction or interpretation of this Agreement. Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate. References to the singular shall include the plural and vice versa.

22.           Counterparts.

This Agreement may be executed in two (2) or more counterparts (including by facsimile or electronic signature, which shall constitute a legal and valid signature), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same document. This Agreement shall become effective when one or more counterparts, taken together, shall have been executed and delivered by all of the parties.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

U.S. ENERGY CORP.

By:	/s/ Michael T. Anderson
Michael T. Anderson U.S. Energy Board Member

EXECUTIVE

/s/ Keith G. Larsen
Keith G. Larsen
Chairman, CEO

SEPARATION AGREEMENT
[form to be completed at and tendered to Executive within 5 days after separation]

THIS SEPARATION AGREEMENT is entered into by and between U.S. ENERGY CORP. ("Company") and Keith G. Larsen ("Executive") for good and valuable consideration, the sufficiency of which is hereby acknowledged.

1.           Executive and Company agree that Executive’s retirement from employment with Company is effective as of  [insert date]    (the “Separation Date”).  Company agrees to consult with Executive regarding the wording of appropriate press releases and/or inter-company announcements to be issued by Company.

2.           Regardless of whether he signs this Separation Agreement, Executive will be paid all compensation as provided in paragraph 12 (a) of the Employment Agreement, a copy of which is attached hereto and incorporated herein by reference (the “Employment Agreement”).

3.           In exchange for Executive's agreement to this Separation Agreement, Company agrees to provide Executive with the additional severance benefits described in paragraph 12(b) of the Employment Agreement.  Executive acknowledges that he would not be entitled to receive the severance benefits described in paragraph 12(b) of the Employment Agreement if he did not agree to all of the terms of this Separation Agreement.

4.           Upon full payment by the Company to the Executive of all compensation and benefits specified in Section 12(b) of the Employment Agreement and as provided by this Agreement, the Executive, for himself and his affiliates, successors, heirs, subrogees, assigns, principals, agents, partners, employees, associates, attorneys and representatives, voluntarily, knowingly and intentionally releases and discharges the Company and its predecessors, successors, parents, subsidiaries, affiliates and assigns and each of their respective officers, directors, principals, shareholders, agents, attorneys, board members, and employees from any and all claims, actions, liabilities, demands, rights, damages, costs, expenses, and attorney fees (including but not limited to any claim of entitlement for attorney fees under any contract, statute, or rule of law allowing a prevailing party or plaintiff to recover attorney fees), of every kind and description, whether accrued or unaccrued, known or unknown at this time (the “Released Claims”).

(i)           Subject to the last sentence of this subsection (i), the Released Claims include, but are not limited to, those which arise out of, relate to, or are based upon: (i) the Executive’s employment with, or separation from, the Company or its subsidiaries and any related officer or director positions; (ii) statements, acts or omissions by the Parties whether in their individual or representative capacities, (iii) express or implied agreements between the Parties (except as provided herein) and claims under any severance plan, (iv) all federal, state, and municipal statutes, ordinances, and regulations, including, but not limited to, claims of discrimination based on race, national origin, age,

Schedule E

sex, disability, whistleblower status, public policy, or any other characteristic of the Executive under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964 (as amended), the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, or any other federal, state, or municipal law prohibiting discrimination or termination for any reason, (v) state and federal common law, and (vi) any claim which was or could have been raised by the Executive; provided, however, that the Released Claims shall not include stock in the Company currently held by the Executive or the Executive’s outstanding options to purchase stock from the Company, and any such options shall vest pursuant to the terms of the relevant stock option grants and stock option plan.  Provided, that Released Claims shall not include any claims against the Company which the Executive may have before or after the date of this Separation Agreement, which claims are covered by the indemnification provisions of the Company’s articles of incorporation, bylaws, or Wyoming corporate law and which may not be legally released.

(ii)           The Company voluntarily, knowingly and intentionally releases and discharges the Executive from any and all claims, actions, liabilities, demands, rights, damages, costs, expenses, and attorney fees (including but not limited to any claim of entitlement for attorney fees under any contract, statute, or rule of law allowing a prevailing party or plaintiff to recover attorney fees), of every kind and description.  Provided, that the foregoing Company release shall not include claims which the Company may have against the Executive before or after the date of this Separation Agreement, which claims are covered by the indemnification provisions of the Company’s articles of incorporation, bylaws, or Wyoming corporate law and which may not be legally released.

5.           Executive agrees that he will not file, cause to be filed, or prosecute any civil suit in any court for any claims which are released in Paragraph 4.  In the event that Executive breaches this paragraph, all Released Persons shall be entitled to recover from Executive all reasonable attorney fees and costs incurred as a result of such breach, provided, however, that Executive's obligation to pay attorney fees and costs shall apply to claims asserted under the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act only as specifically authorized by federal law.

6.           This Separation Agreement constitutes the entire agreement between Executive and Employer concerning his separation from employment with Employer and supersedes all prior agreements relating thereto, and there are no other promises, understandings, or agreements relating thereto except as may be provided herein.   Both parties agree and acknowledge that they have not relied upon any representation, whether written or oral, of the other party in connection with entering into this Separation Agreement.  Nothing in this Agreement shall be construed as an admission of liability or wrongdoing by either party.  The purpose of this Agreement is solely to amicably resolve all issues relating to Executive's employment and separation from employment with Employer and to provide transitional assistance to Executive.  No rules of construction

Schedule E

based upon which party drafted any portion of this Agreement shall be applicable in the event of any dispute over its meaning or interpretation.  This Agreement shall be construed and enforced in accordance with the law of the State of Wyoming.  If any provision of this Agreement is found to be invalid or unenforceable by a court of competent jurisdiction, the remaining terms of this Agreement will remain in full force and effect, and any Court having jurisdiction shall modify any such invalid or unenforceable provision to the extent necessary for it to be valid and enforceable.

7.           Executive understands that this is an important legal document.  Executive is advised to consult with an attorney before signing this Separation Agreement.  Executive has 21 days after receiving this Separation Agreement to consider it, and if Executive chooses to agree to the terms of this Separation Agreement, Executive understands that he must sign and return this Separation Agreement to Employer within that 21-day period.  If Executive signs this Separation Agreement, he will then have the right to revoke this Separation Agreement by delivering written notice of revocation, but such notice must be received by Employer within seven (7) days after the date that Executive signed this Separation Agreement.  If this Separation Agreement is not signed and delivered within 21 days, or if it is revoked within the seven day period, neither Executive nor Employer will have any rights or obligations under this Separation Agreement.  The Effective Date of this Separation Agreement is the eighth day after Executive signs it, unless Executive revokes it as described above.

8.           It is expressly understood that Executive has read and reviewed this Separation Agreement and every word of it, that Executive has had an opportunity to discuss this Separation Agreement with an attorney if he chose to do so, and that Executive understands this Separation Agreement.  By signing below, Executive represents that this Separation Agreement has been entered into voluntarily and knowingly and is binding upon him, his heirs, and personal representatives, and shall inure to the benefit of Employer, its successors and assigns.

                                                                                U.S. Energy Corp.

                                                                                By: ______________________________

                                                                                __________________________________
                                                                                Keith G. Larsen

Schedule E

Schedule for Base Salary

The base salary for Keith G. Larsen for 2009 is $240,510, thereafter changed annually upon recommendation of the Compensation Committee and approval of the full Board.

Exhibit A

U.S. ENERGY 2009 Performance Compensation Plan

The Company’s employees are eligible to receive an annual incentive bonus tied to achievement by the Company of a variety of financial, strategic and personal objectives.  Separate plans with different weighting of objectives for employees have been created to take into account the different levels and types of responsibilities that the executives and employees have within the Company.

The Board of Directors will establish performance objectives, thresholds and goals for each calendar year and will approve personal objectives established for employees by management.  The Performance Compensation Plan links cash awards to achievement of the short-term business objectives and shareholder’s interest.

The activation trigger for consideration of Performance Compensation payments is the attainment of positive cash flow from operations.  Distribution of the total bonus percentage between the executive and non-executive tier of employees will be determined by the Compensation Committee as soon as possible following the filing of the audited annual financial results with the Securities and Exchange Commission.

An Outstanding Performance Compensation Award has also been established within the plan to recognize an employee who makes a significant contribution to the current or future welfare of the Company.  Such a compensation award will be determined by the Board of Directors without regard to any trigger, financial requirement or timing.

The 2009 Performance Compensation Plan is weighted to compensate Senior Management for improvement of shareholder value.  Middle Management as well as Staff personnel of the Company may also become eligible for inclusion under the Performance Compensation Plan in the event that goals and objectives are met as detailed in the Compensation Matrix, but to a lesser degree and after Senior Management is compensated as determined by the Compensation Committee and approved by the full Board of Directors.

Criteria for each compensation matrix will be evaluated and modified annually under the direction of the Board of Directors upon the recommendations of the Compensation Committee.  In the event that there is no positive cash flow from operations, there will be no additional performance compensation under this plan over base salaries and approved compensation plans with the exception of extraordinary compensation for achievement as indicated above and approved by the Board of Directors.

Schedule A

The 2009 Compensation Matrix is as follows:

Description	Tier	Tier	Tier	Tier	Executive
	1	2	3	4	5

Salary Range	$0-$50,000	$50,000-$99,999	$100,000-149,999	150,000 +	Senior
				Non-executive	Management
Bonus Percentage of Base Salary	33%	33%	50%	100%	100%
(Maximum)
Criteria

Financial Factors
Stock Price
(based upon 200 day moving average)	5.0%	5.0%	10.0%	15.0%	20.0%
ROE Factor	2.5%	5.0%	5.0%	5.0%	10.0%
EPS Factor	2.5%	5.0%	5.0%	5.0%	10.0%
Cash-Flow Factor	5.0%	5.0%	10.0%	15.0%	20.0%
	15%	20%	30%	40%	60%
Performance rating

Budget
Department	20%	15%	10%	10%
Company			5%	10%	10%

Department Goals	25%	25%	20%	5%
Company Goals	15%	15%	15%	20%	20%
Individual employee Goals	25%	25%	20%	15%	10%

	100%	100%	100%	100%	100%

Definitions:

Cash Flow from Operations – Cash flow from operations from the annual audited financial statements filed with the Securities and Exchange Commission.  The cost of operations of the water treatment plant at Mount Emmons, interest income and income taxes paid will be added back to compute Cash Flow from Operations for purposes of this Performance Compensation Plan.

Return on Equity Factor (“ROE”) – Positive addition to Retained Earnings and or a reduction of the prior year loss which results in a reduction of Retained Earnings.

Earnings Per Share Factor (“EPS”) – Improvement in earnings per share from prior year.

Budget – Meet expense goals outlined in annual operating budget with Board approved modifications throughout the year.

Schedule A Page 2 of 2